Exhibit 99.1

Contact

Keith E. Pratt

EVP & Chief Financial Officer

925-606-9200

PRESS RELEASE

FOR RELEASE April 29, 2026

McGrath Announces Results for First Quarter 2026

Livermore, CA - April 29, 2026 – McGrath RentCorp (“McGrath” or the “Company”) (Nasdaq: MGRC), a leading business-to-business rental company in North America, today announced total revenues for the quarter ended March 31, 2026 of $198.5 million, an increase of 2% compared to the first quarter of 2025. The Company reported net income of $27.0 million, or $1.10 per diluted share, for the first quarter of 2026, compared to net income of $28.2 million, or $1.15 per diluted share, for the first quarter of 2025.

FIRST QUARTER 2026 YEAR-OVER-YEAR Company HIGHLIGHTS:

•
Rental operations revenues increased 5% to $162.2 million.
•
Sales revenues decreased 13% to $34.0 million.
•
Total revenues increased 2% to $198.5 million.
•
Income from operations decreased 5% to $43.4 million.
•
Adjusted EBITDA1 decreased 1% to $74.1 million.
•
Dividend rate of $0.495 per share for the first quarter 2026. On an annualized basis, this dividend represents a 1.6% yield on the April 28, 2026 close price of $120.04 per share.

Phil Hawkins, President and CEO of McGrath, made the following comments:

“We made steady progress in the first quarter, with rental revenue growth in each of our operating segments, despite some challenging market demand conditions. Sales revenues for the quarter were lower than a year ago, primarily due to lower sales at Enviroplex compared to a strong first quarter last year.

Modular rental revenues increased 4% compared to last year, with growth from our commercial customer base. We continued to make progress with our long-term modular growth initiatives, Mobile Modular Plus and Site Related Services, and with broadening our geographic coverage. Operating expenses increased as we prepared available fleet to satisfy new shipments.

Portable Storage rental revenues grew 1%, which was encouraging as commercial construction project activity remained soft. However, higher costs for equipment preparation and sales coverage compressed margins in the quarter.

TRS-RenTelco had an impressive start to the year, as improved market conditions supported 13% rental revenue growth. Demand was robust throughout the quarter, and the business benefited from projects supporting buildout of new data centers.

Overall, we are pleased with our start to the year. Recent developments in the macro environment may create some uncertainty and could result in project delays. While we currently do not expect a significant impact this year, this may change as the year progresses. In the meantime, we are focused on disciplined operational execution to make the most of market opportunities.”

Division HIGHLIGHTS:

All comparisons presented below are for the quarter ended March 31, 2026 to the quarter ended March 31, 2025 unless otherwise indicated.

Mobile Modular

For the first quarter of 2026, the Company’s Mobile Modular division reported Adjusted EBITDA of $47.2 million, a decrease of $0.4 million, or 1%, when compared to the same quarter in 2025.

•
Rental revenues increased 4% to $81.4 million, depreciation expense increased 10% to $11.7 million, and other direct costs increased 15% to $24.0 million, which resulted in a decrease in gross profit on rental revenues of 3% to $45.8 million. The increased other direct costs in 2026 were primarily due to higher material and labor costs to prepare equipment for shipment.
•
Rental related services revenues increased 4% to $30.8 million, primarily attributable to higher site related services, with associated gross profit increasing 13% to $11.0 million.
•
Sales revenues decreased 7% to $20.9 million, due to lower new and used equipment sales. Lower sales revenues and lower gross margin on sales of 31% in 2026, compared to 32% in 2025, resulted in an 8% decrease in gross profit on sales revenues to $6.6 million.
•
Selling and administrative expenses increased 3% to $35.2 million, when compared to the prior year.

Portable storage

For the first quarter of 2026, the Company’s Portable Storage division reported Adjusted EBITDA of $7.1 million, a decrease of $1.4 million, or 17%, when compared to the same quarter in 2025.

•
Rental revenues increased 1% to $16.3 million, depreciation expense increased 6% to $1.1 million, and other direct costs increased 38% to $2.1 million, which resulted in a decrease in gross profit on rental revenues of 3% to $13.1 million.
•
Rental related services revenues increased 6% to $3.8 million, primarily attributable to higher delivery and return delivery activities, with gross loss increasing $0.4 million to $0.8 million in 2026.
•
Sales revenues increased 29% to $1.6 million. Gross margin on sales was 36% compared to 33% in 2025, resulting in a $0.2 million increase in gross profit on sales revenues to $0.6 million.
•
Selling and administrative expenses increased 11% to $8.4 million, when compared to the prior year.

TRS-RenTelco

For the first quarter of 2026, the Company’s TRS-RenTelco division reported Adjusted EBITDA of $20.9 million, an increase of 16%, when compared to the same quarter in 2025.

•
Rental revenues increased 13% to $28.9 million, depreciation expense was comparable to 2025, and other direct costs increased 14%, resulting in a 25% increase in gross profit on rental revenues to $12.9 million.
•
Sales revenues increased 1% to $8.0 million and gross profit on sales revenues increased 19% to $4.4 million, primarily attributed to higher sales margins of 55% in 2026, compared to 47% in 2025.
•
Selling and administrative expenses increased 7%, to $8.0 million, when compared to the prior year.

financial outlook:

Based upon the Company's year-to-date results and current outlook for the remainder of the year, the Company confirms its financial outlook. For the full-year 2026, the Company currently expects:

•	Total revenue:	$945 to $995 million
•	Adjusted EBITDA[1,2]:	$360 to $378 million
•	Gross rental equipment capital expenditures:	$180 to $200 million

1.
Adjusted EBITDA is defined as net income before interest expense, provision for income taxes, depreciation, amortization, non-cash impairment costs, share-based compensation, transaction costs and non-operating transactions. A reconciliation of actual net income to Adjusted EBITDA and Adjusted EBITDA to net cash provided by operating activities can be found at the end of this release.
2.
Information reconciling forward-looking Adjusted EBITDA to the comparable GAAP financial measures is unavailable to the Company without unreasonable effort because certain items required for such reconciliations are outside of the Company’s control and/or cannot be reasonably predicted, such as the provision for income taxes. Therefore, no reconciliation to the most comparable GAAP measures is provided. The Company provides Adjusted EBITDA guidance because it believes that Adjusted EBITDA, when viewed with the Company’s results under GAAP, provides useful information for the reasons noted in the reconciliation of actual Adjusted EBITDA to the most directly comparable GAAP measures at the end of this release.

ABOUT MCGRATH:

McGrath RentCorp (Nasdaq: MGRC) is a leading business-to-business rental company in North America with a strong record of profitable business growth. Founded in 1979, McGrath’s operations are centered on modular solutions through its Mobile Modular and Mobile Modular Portable Storage businesses. In addition, its TRS-RenTelco business offers electronic test equipment rental solutions. The Company’s rental product offerings and services are part of the circular supply economy, helping customers work more efficiently, and sustainably manage their environmental footprint. With over 40 years of experience, McGrath’s success is driven by a focus on exceptional customer experiences. This focus has underpinned the Company’s long-term financial success and supported 35 consecutive years of annual dividend increases to shareholders, a rare distinction among publicly listed companies.

McGrath is headquartered in Livermore, California. Additional information about McGrath and its businesses is available at mgrc.com and investors.mgrc.com.

You should read this press release in conjunction with the financial statements and notes thereto included in the Company’s latest Forms 10-K, 10-Q and other SEC filings. You can visit the Company’s web site at www.mgrc.com to access information on McGrath RentCorp, including the latest Forms 10-K, 10-Q and other SEC filings.

Conference Call Note:

As previously announced in its press release of March 26, 2026, McGrath RentCorp will host a conference call at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time) on April 29, 2026 to discuss the first quarter 2026 results. To participate in the teleconference, dial 1-800-274-8461 (in the U.S.), or 1-203-518-9814 (outside the U.S.), or to listen only, access the simultaneous webcast at the investor relations section of the Company’s website at https://investors.mgrc.com/. A replay will be available for 7 days following the call by dialing 1-800-757-4770 (in the U.S.), or 1-402-220-7228 (outside the U.S.). In addition, a live audio webcast and replay of the call may be found in the investor relations section of the Company’s website at https://investors.mgrc.com/events-and-presentations.

FORWARD-LOOKING STATEMENTS:

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, regarding McGrath RentCorp’s expectations, strategies, prospects or targets are forward-looking statements. These forward-looking statements also can be identified by the use of forward-looking terminology such as “anticipates,” “believes,” “continues,” “could,” “estimates,” “expects,” “intends,” “may,” “plan,” “predict,” “project,” or “will,” or the negative of these terms or other comparable terminology. In particular, the discussion under the heading “Financial Outlook” and Mr. Hawkin’s comments about the commercial construction market project activity showing signs of stabilization and the team’s ability to build upon 2025’s progress, are forward looking.

These forward-looking statements are not guarantees of future performance and involve significant risks and uncertainties that could cause our actual results to differ materially from those projected including: our expectations around continued business momentum entering 2026; the continued impact of tariff actions and macroeconomic factors, including fiscal policy uncertainty, government budgetary constraints, other political, geopolitical or regulatory developments; health of the education and commercial markets in our modular building division; competition within the modular business; the activity levels in the semiconductor and general purpose and communications test equipment markets at TRS-RenTelco; the activity levels in commercial construction projects and impact on Portable Storage segment; continued execution of our strategic performance improvement initiatives; our ability to successfully increase prices to offset cost increases; our ability to effectively manage our rental assets; and our ability to retain and attract talent and uncertainty associated with the Chief Executive Officer transition, as well as the other factors disclosed under “Risk Factors” in the Company’s 2025 Form 10-K and other SEC filings.

Forward-looking statements are made only as of the date hereof and are based on management’s reasonable assumptions, however these assumptions can be wrong or affected by known or unknown risks and uncertainties. No forward-looking statement can be guaranteed, and subsequent facts or circumstances may contradict, obviate, undermine or otherwise fail to support or substantiate such statements. Except as otherwise required by law, we assume no obligation to update any of the forward-looking statements contained in this press release.

MCGRATH RENTCORP

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Three Months Ended March 31,
(in thousands, except per share amounts)	2026	2025
Revenues
Rental	$126,661	$120,113
Rental related services	35,573	33,916
Rental operations	162,234	154,029
Sales	34,035	38,926
Other	2,273	2,461
Total revenues	198,542	195,416
Costs and Expenses
Direct costs of rental operations:
Depreciation of rental equipment	22,715	21,505
Rental related services	25,117	24,313
Other	32,130	27,652
Total direct costs of rental operations	79,962	73,470
Costs of sales	21,690	25,510
Total costs of revenues	101,652	98,980
Gross profit	96,890	96,436
Expenses:
Selling and administrative expenses	53,488	50,869
Income from operations	43,402	45,567
Interest expense	6,500	8,158
Foreign currency exchange loss (gain)	33	(5)
Income before provision for income taxes	36,869	37,414
Provision for income taxes from continuing operations	9,836	9,205
Net income	27,033	28,209
Earnings per share:
Basic	$1.10	$1.15
Diluted	$1.10	$1.15
Shares used in per share calculation:
Basic	24,616	24,572
Diluted	24,664	24,622
Cash dividends declared per share	$0.495	$0.485

MCGRATH RENTCORP

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

	March 31,	December 31,
(in thousands)	2026	2025
Assets
Cash	$2,358	$295
Accounts receivable, net of allowance for credit losses of $2,700 at March 31, 2026 and $2,866 at December 31, 2025	222,096	231,865
Rental equipment, at cost:
Relocatable modular buildings	1,511,138	1,485,794
Portable storage containers	245,427	245,141
Electronic test equipment	340,037	337,100
	2,096,602	2,068,035
Less: accumulated depreciation	(659,932)	(647,137)
Rental equipment, net	1,436,670	1,420,898
Property, plant and equipment, net	239,070	233,492
Inventories	11,145	8,027
Prepaid expenses and other assets	90,271	83,351
Intangible assets, net	43,956	46,605
Goodwill	332,584	332,584
Total assets	$2,378,150	$2,357,117
Liabilities and Shareholders' Equity
Liabilities:
Notes payable	$545,996	$514,924
Accounts payable	54,797	66,233
Accrued liabilities	110,137	114,764
Deferred income	115,533	110,593
Deferred income taxes, net	314,943	313,580
Total liabilities	1,141,406	1,120,094
Shareholders’ equity:
Common stock, no par value - Authorized 40,000 shares
Issued and outstanding - 24,557 shares as of March 31, 2026 and 24,612 shares as of December 31, 2025	118,110	121,785
Retained earnings	1,118,634	1,115,238
Total shareholders’ equity	1,236,744	1,237,023
Total liabilities and shareholders’ equity	$2,378,150	$2,357,117

MCGRATH RENTCORP

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Three Months Ended March 31,
(in thousands)	2026	2025
Cash Flows from Operating Activities:
Net income	$27,033	$28,209
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	27,824	26,400
Deferred income taxes	1,363	2,013
Provision for credit losses	204	361
Share-based compensation	2,823	2,544
Gain on sale of used rental equipment	(6,932)	(6,393)
Foreign currency exchange loss (gain)	33	(5)
Amortization of debt issuance costs	4	23
Change in:
Accounts receivable	9,565	10,099
Inventories	(3,118)	(2,810)
Prepaid expenses and other assets	(6,920)	10,974
Accounts payable	(9,824)	(15,109)
Accrued liabilities	(4,629)	(9,498)
Deferred income	4,940	7,074
Net cash provided by operating activities	42,366	53,882
Cash Flows from Investing Activities:
Purchases of rental equipment	(44,926)	(11,533)
Purchases of property, plant and equipment	(8,038)	(3,992)
Proceeds from sales of used rental equipment	11,953	12,822
Net cash used in investing activities	(41,011)	(2,703)
Cash Flows from Financing Activities:
Net borrowings (payments) under bank lines of credit	31,069	(30,894)
Repurchase of common stock	(11,915)	—
Taxes paid related to net share settlement of stock awards	(5,955)	(5,616)
Payment of dividends	(12,491)	(12,084)
Net cash provided by (used in) financing activities	708	(48,594)
Net increase in cash	2,063	2,585
Cash balance, beginning of period	295	807
Cash balance, end of period	$2,358	$3,392
Supplemental Disclosure of Cash Flow Information:
Interest paid, during the period	$8,310	$9,145
Net income taxes paid, during the period	$275	$24
Dividends accrued during the period, not yet paid	$12,523	$12,471
Rental equipment acquisitions, not yet paid	$10,252	$3,439

MCGRATH RENTCORP
BUSINESS SEGMENT DATA (unaudited)
Three months ended March 31, 2026
(dollar amounts in thousands)	Mobile Modular	Portable Storage	TRS-RenTelco	Enviroplex	Consolidated
Revenues
Rental	$81,437	$16,283	$28,941	$—	$126,661
Rental related services	30,760	3,843	970	—	35,573
Rental operations	112,197	20,126	29,911	—	162,234
Sales	20,895	1,604	8,032	3,504	34,035
Other	1,311	199	763	—	2,273
Total revenues	134,403	21,929	38,706	3,504	198,542

Costs and Expenses
Direct costs of rental operations:
Depreciation	11,658	1,092	9,965	—	22,715
Rental related services	19,735	4,593	789	—	25,117
Other	23,970	2,109	6,051	—	32,130
Total direct costs of rental operations	55,363	7,794	16,805	—	79,962
Costs of sales	14,325	1,023	3,636	2,706	21,690
Total costs of revenues	69,688	8,817	20,441	2,706	101,652

Gross Profit (Loss)
Rental	45,809	13,082	12,925	—	71,816
Rental related services	11,025	(750)	181	—	10,456
Rental operations	56,834	12,332	13,106	—	82,272
Sales	6,570	581	4,396	798	12,345
Other	1,311	199	763	—	2,273
Total gross profit	64,715	13,112	18,265	798	96,890
Selling and administrative expenses	35,164	8,374	7,991	1,959	53,488
Income from operations	$29,551	$4,738	$10,274	$(1,161)	$43,402
Interest expense					6,500
Foreign currency exchange loss					33
Provision for income taxes					9,836
Net income					$27,033

Other Information
Adjusted EBITDA [1]	$47,184	$7,140	$20,855	$(1,052)	$74,127
Average rental equipment [2]	$1,385,405	$242,772	$333,525
Average monthly total yield [3]	1.96%	2.24%	2.89%
Average utilization [4]	70.0%	58.6%	66.1%
Average monthly rental rate [5]	2.80%	3.81%	4.38%

1. Adjusted EBITDA is defined as net income before interest expense, provision for income taxes, depreciation, amortization, non-cash impairment costs, share-based compensation, other income, net and non-operating transactions.

2. Average rental equipment represents the cost of rental equipment, excluding new equipment inventory and accessory equipment.

3. Average monthly total yield is calculated by dividing the averages of monthly rental revenues by the cost of rental equipment for the period.

4. Average utilization is calculated by dividing the average month end costs of rental equipment on rent by the average month end total costs of rental equipment.

5. Average monthly rental rate is calculated by dividing the averages of monthly rental revenues by the cost of rental equipment on rent for the period.

MCGRATH RENTCORP
BUSINESS SEGMENT DATA (unaudited)
Three months ended March 31, 2025
(dollar amounts in thousands)	Mobile Modular	Portable Storage	TRS-RenTelco	Enviroplex	Consolidated
Revenues
Rental	$78,496	$16,074	$25,543	$—	$120,113
Rental related services	29,475	3,631	810	—	33,916
Rental operations	107,971	19,705	26,353	—	154,029
Sales	22,490	1,244	7,979	7,213	38,926
Other	1,458	316	687	—	2,461
Total revenues	131,919	21,265	35,019	7,213	195,416

Costs and Expenses
Direct costs of rental operations:
Depreciation	10,554	1,031	9,920	—	21,505
Rental related services	19,740	3,933	640	—	24,313
Other	20,812	1,527	5,313	—	27,652
Total direct costs of rental operations	51,106	6,491	15,873	—	73,470
Costs of sales	15,345	831	4,271	5,063	25,510
Total costs of revenues	66,451	7,322	20,144	5,063	98,980

Gross Profit (Loss)
Rental	47,130	13,516	10,310	—	70,956
Rental related services	9,735	(302)	170	—	9,603
Rental operations	56,865	13,214	10,480	—	80,559
Sales	7,145	413	3,708	2,150	13,416
Other	1,458	316	687	—	2,461
Total gross profit	65,468	13,943	14,875	2,150	96,436
Selling and administrative expenses	33,988	7,555	7,438	1,888	50,869
Income from operations	$31,480	$6,388	$7,437	$262	$45,567
Interest expense					8,158
Foreign currency exchange gain					(5)
Provision for income taxes					9,205
Net income					$28,209

Other Information
Adjusted EBITDA [1]	$47,631	$8,588	$17,934	$363	$74,516
Average rental equipment [2]	$1,284,129	$233,305	$337,858
Average monthly total yield [3]	2.04%	2.30%	2.52%
Average utilization [4]	74.6%	60.2%	61.6%
Average monthly rental rate [5]	2.73%	3.82%	4.09%

1. Adjusted EBITDA is defined as net income before interest expense, provision for income taxes, depreciation, amortization, non-cash impairment costs, share-based compensation, other income, net and non-operating transactions.

2. Average rental equipment represents the cost of rental equipment, excluding new equipment inventory and accessory equipment.

3. Average monthly total yield is calculated by dividing the averages of monthly rental revenues by the cost of rental equipment for the period.

4. Average utilization is calculated by dividing the average month end costs of rental equipment on rent by the average month end total costs of rental equipment.

5. Average monthly rental rate is calculated by dividing the averages of monthly rental revenues by the cost of rental equipment on rent for the period.

Reconciliation of Adjusted EBITDA to the most directly comparable GAAP measures

To supplement the Company’s financial data presented on a basis consistent with accounting principles generally accepted in the United States of America (“GAAP”), the Company presents “Adjusted EBITDA”, which is defined by the Company as net income before interest expense, provision for income taxes, depreciation, amortization, non-cash impairment costs, share-based compensation, transaction costs, gains on property sales and non-operating transactions. The Company presents Adjusted EBITDA as a financial measure as management believes it provides useful information to investors regarding the Company’s liquidity and financial condition and because management, as well as the Company’s lenders, use this measure in evaluating the performance of the Company.

Management uses Adjusted EBITDA as a supplement to GAAP measures to further evaluate period-to-period operating performance, compliance with financial covenants in the Company’s revolving lines of credit and senior notes and the Company’s ability to meet future capital expenditure and working capital requirements. Management believes the exclusion of non-cash charges and non-recurring transactions, including share-based compensation, transaction costs and gains on property sales is useful in measuring the Company’s cash available for operations and performance of the Company. Because management finds Adjusted EBITDA useful, the Company believes its investors will also find Adjusted EBITDA useful in evaluating the Company’s performance.

Adjusted EBITDA should not be considered in isolation or as a substitute for net income, cash flows, or other consolidated income or cash flow data prepared in accordance with GAAP or as a measure of the Company’s profitability or liquidity. Adjusted EBITDA is not in accordance with or an alternative for GAAP and may be different from non−GAAP measures used by other companies. Unlike EBITDA, which may be used by other companies or investors, Adjusted EBITDA does not include share-based compensation charges, transaction costs, gains on property sales and non-operating transactions. The Company believes that Adjusted EBITDA is of limited use in that it does not reflect all of the amounts associated with the Company’s results of operations as determined in accordance with GAAP and does not accurately reflect real cash flow. In addition, other companies may not use Adjusted EBITDA or may use other non-GAAP measures, limiting the usefulness of Adjusted EBITDA for purposes of comparison. The Company’s presentation of Adjusted EBITDA should not be construed as an inference that the Company will not incur expenses that are the same as or similar to the adjustments in this presentation. Therefore, Adjusted EBITDA should only be used to evaluate the Company’s results of operations in conjunction with the corresponding GAAP measures. The Company compensates for the limitations of Adjusted EBITDA by relying upon GAAP results to gain a complete picture of the Company’s performance. Because Adjusted EBITDA is a non-GAAP financial measure, as defined by the SEC, the Company includes in the tables below reconciliations of Adjusted EBITDA to the most directly comparable financial measures calculated and presented in accordance with GAAP.

Reconciliation of Net Income to Adjusted EBITDA

(dollar amounts in thousands)	Three Months Ended March 31,		Twelve Months Ended March 31,
	2026	2025	2026	2025
Net income	$27,033	$28,209	$155,132	$237,093
Provision for income taxes	9,836	9,205	57,404	84,077
Interest expense	6,500	8,158	28,964	42,695
Depreciation and amortization	27,824	26,400	108,493	106,668
EBITDA	71,193	71,972	349,993	470,533
Share-based compensation	2,823	2,544	11,504	9,837
Transaction costs [3]	111	—	577	53,805
Gain on merger termination from WillScot Mobile Mini [4]	—	—	—	(180,000)
Adjusted EBITDA [1]	$74,127	$74,516	$362,074	$354,175
Adjusted EBITDA margin [2]	37%	38%	38%	39%

Reconciliation of Net Cash Provided by Operating Activities to Adjusted EBITDA

(dollar amounts in thousands)	Three Months Ended March 31,		Twelve Months Ended March 31,
	2026	2025	2026	2025
Net cash provided by operating activities	$42,366	$53,882	$244,167	$368,839
Change in certain assets and liabilities:
Accounts receivable, net	(9,769)	(10,460)	13,214	(3,068)
Inventories, prepaid expenses and other assets	10,038	(8,164)	14,798	(9,753)
Accounts payable and accrued liabilities	20,952	30,788	4,067	(120,941)
Deferred income	(4,940)	(7,074)	1,806	5,786
Amortization of debt issuance costs	(4)	(23)	(187)	(87)
Foreign currency exchange (loss) gain	(33)	5	42	(78)
Gain on sale of used rental equipment	6,932	6,393	44,730	34,123
Income taxes paid, net of refunds received	275	24	10,367	36,069
Interest paid	8,310	9,145	29,070	43,285
Adjusted EBITDA [1]	$74,127	$74,516	$362,074	$354,175

1. Adjusted EBITDA is defined as net income before interest expense, provision for income taxes, depreciation, amortization, non-cash impairment costs, share-based compensation, other income, net and non-operating transactions.

2. Adjusted EBITDA Margin is calculated as Adjusted EBITDA divided by total revenues for the period.

3. Transaction costs include acquisition related legal and professional fees and other costs specific to these transactions.

4. The gain on merger termination from WillScot Mobile Mini was considered a non-operating transaction and is excluded from Adjusted EBITDA.